EXHIBIT 5.1


                         OPINION OF LATHAM & WATKINS LLP

                        [Latham & Watkins LLP Letterhead]

August 4, 2006

Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025

        Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

         We have acted as special counsel to Geron Corporation, a Delaware corporation (the "Company"), in connection with the registration of 2,000,000 shares of common stock of the Company, par value $0.001 per share (the "Equity Shares"), issuable under the Company's 2002 Equity Incentive Plan (the "Equity Plan") and an aggregate 2,500,000 shares of common stock of the Company, par value $0.001 per share (the "Directors' Shares" and, collectively with the Equity Shares, the "Shares") issuable under the Company's 2006 Directors' Stock Option Plan (the "Directors' Plan" and, collectively with the Equity Plan, the "Plans"), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on August 4, 2006 (the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as to the validity of the Shares.

         As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

         We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

         Subject to the foregoing, it is our opinion that, as of the date hereof, when the terms (including the exercise price and exercise period) are determined by resolution of the Company's Board of Directors, or a duly authorized committee thereof, in accordance with the Plans, when the person or persons entitled to receive Shares and the number of Shares to be issued to such person or persons pursuant to the options granted under the Plans are determined by resolution of the Company's Board of Directors, or a duly authorized committee therof, and upon execution, issuance and delivery of certificates representing the Shares (and notation of such issuance in the stock transfer records of the Company) and receipt of payment for such Shares in either case in the manner contemplated by the Plans in an amount in cash or other legal consideration of not less than the aggregate par value for such Shares, and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

         This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                    Very truly yours,

                                    /s/ Latham & Watkins LLP
                                    LATHAM & WATKINS LLP


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